RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of March 11, 2026 by and between GREENLITE HOLDINGS, INC., a Delaware corporation (the “Company”) and Rod Turner (“Purchaser”). Certain capitalized terms used below are defined in the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

Total shares of Stock purchased:	525,015 shares of Class A Common Stock of the Company (the “Stock”)
Purchase Price per share:	$0.0001
Total Purchase Price:	$52.51
Form of Payment:	Cash: $52.51

Vesting Schedule:

525,015 shares of the Stock (the “Restricted Stock”) are subject to the Repurchase Option as of the date of this Agreement. 1/36th of the Restricted Stock shall vest and be released from the Repurchase Option on a monthly basis measured from February 11, 2026, until all of the Restricted Stock is released from the Repurchase Option (provided in each case that Purchaser remains a Service Provider as of the date of such release).  Vesting shall continue until the later of (i) 120 days following notice of termination or resignation by either the Company or the Service Provider, and (ii) the last day the Service Provider provides services as a Service Provider (the “Vesting Extension”).

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Restricted Stock Purchase Agreement

Rod Turner

Additional Terms/Acknowledgements: The undersigned Purchaser acknowledges receipt of, and understands and agrees to, this Restricted Stock Purchase Agreement, including the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

COMPANY:

GREENLITE HOLDINGS, INC.

By:

	Name:	Jonathan Lewis
	Title:	Chief Executive Officer

Address:		10 West Broadway, Suite 700,
Salt Lake City, Utah 84101

PURCHASER:

ROD TURNER

(Signature)

Address:
Email:	rodturner@manhattanstreetcapital.com

Restricted Stock Purchase Agreement

Rod Turner

Signature Page

EXHIBIT A

TERMS AND CONDITIONS INCORPORATED INTO

RESTRICTED STOCK PURCHASE AGREEMENT

1.PURCHASE AND SALE OF STOCK. Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, the number of shares of Stock for the consideration set forth in the cover page to this Agreement. The closing of the transactions contemplated by this Agreement, including payment for and delivery of the Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

2.INVESTMENT REPRESENTATIONS. In connection with the purchase of the Stock, Purchaser represents to the Company the following:

(a)Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b)Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.

(c)Purchaser further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Stock. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend that prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d)Purchaser is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(e)Purchaser further understands that at the time Purchaser wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

(f)Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of Purchaser or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

(g)Purchaser acknowledges that Purchaser has read all tax related sections and further acknowledges Purchaser has had an opportunity to consult Purchaser’s own Tax, Legal and Financial Advisors regarding the purchase of common stock under this Agreement.

Restricted Stock Purchase Agreement

Rod Turner

Page 1 to Exhibit A

(h)Purchaser acknowledges and agrees that in making the decision to purchase the common stock under this Agreement, Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.

(i)If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Stock. The Purchaser’s subscription and payment for and continued beneficial ownership of the Stock will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.RESTRICTIVE LEGENDS. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties to this Agreement):

(a)“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”

(c)Any legend required by applicable blue sky laws.

4.MARKET STAND-OFF AGREEMENT. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Purchaser (other than those included in the registration), including the Stock (the “Restricted Securities”), during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) (the “Lock Up Period”); provided, however, that nothing contained in this Section 4 shall prevent the exercise of the Repurchase Option during the Lock Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters that are consistent with the foregoing or that are necessary to give further effect to the foregoing provision. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party to this Agreement.

Restricted Stock Purchase Agreement

Rod Turner

Page 2 to Exhibit A

5.INTELLECTUAL PROPERTY RIGHTS.

(a)Purchaser represents and warrants that except for intellectual property rights assigned pursuant to this Agreement or specifically disclosed to the Company on the appropriate schedule of Purchaser’s Confidential Information and Inventions Assignment Agreement with the Company (if applicable), Purchaser possesses no intellectual property and has made no inventions related to the Company’s business, as currently conducted or as proposed to be conducted. Purchaser further agrees that to the extent it is discovered that Purchaser has made inventions, patented or unpatented, or otherwise possesses intellectual property rights related to the Company’s business that were not properly assigned to the Company or specifically disclosed and excluded in Purchaser’s Confidential Information and Inventions Assignment Agreement (if applicable) (the “Additional Intellectual Property”), the Additional Intellectual Property is hereby assigned to the Company.

(b)Purchaser agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to the Additional Intellectual Property in any and all countries. Purchaser agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Additional Intellectual Property and the assignment of such Additional Intellectual Property.

(c)In the event the Company is unable for any reason, after reasonable effort, to secure Purchaser’s signature on any document needed in connection with the actions specified in the preceding paragraph, Purchaser irrevocably designates and appoints the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Purchaser to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Purchaser.

6.REPURCHASE OPTION. The following provisions shall apply to the Restricted Stock, as provided in the cover page to this Agreement (the “Vesting Provisions”):

(a)Repurchase Option. In the event Purchaser’s relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Purchaser is no longer providing services to the Company (or a parent or subsidiary of the Company) as a Director on the Company’s Board of Directors (a “Service Provider”), then the Company shall have an irrevocable option (the “Repurchase Option”) for a period of 120 days after the later of (i) said termination and the (ii) the Vesting Extension, if applicable (the “Repurchase Period”) to repurchase from Purchaser or Purchaser’s personal representative, as the case may be, at the lower of (i) $0.0001, or (ii) the Fair Market Value per share of such Restricted Stock as of the date of repurchase (such lower price, the “Option Price”), up to but not exceeding the number of shares of Restricted Stock that have not vested in accordance with the Vesting Provisions as of such termination date. The Repurchase Option shall be exercised as provided in Section 6(b). For purposes of the Repurchase Option, the “Fair Market Value” shall mean the value of the Restricted Stock as determined in good faith by the Company’s Board of Directors. The term of the Repurchase Option shall be extended to such longer period (A) as may be agreed to by the Company and the Purchaser, or (B) as needed to ensure the stock issued by the Company does not lose its status as “qualified small business stock” under Section 1202 of the Code (as defined below). Purchaser acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time. Further, Purchaser acknowledges and understands that, in the event that the Company repurchases shares, the repurchase price may be less than the price Purchaser originally paid and that Purchaser bears any risk associated with the potential loss in value.

Restricted Stock Purchase Agreement

Rod Turner

Page 3 to Exhibit A

(b)Exercise of Repurchase Option. The Company, or any assignee or assignees of the Company, may exercise the Repurchase Option by giving notice to the holder of the Restricted Stock during the Repurchase Period in writing. Upon exercise of the Repurchase Option, the Company shall pay to the holder of the Restricted Stock the Option Price for the shares of Restricted Stock being repurchased. The Company shall be entitled to pay for any shares of Restricted Stock purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Purchaser (including without limitation any Note given in payment for the Restricted Stock), or by a combination of both. Upon exercise of the Repurchase Option and payment of the purchase price in any of the ways described above, the Restricted Stock being repurchased will be immediately retired and resume the status of authorized and unissued shares of the capital stock of the Company, without further action by Purchaser. The certificate(s) representing the shares of Restricted Stock that have been repurchased by the Company shall be delivered to the Company. It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Restricted Stock and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase said Restricted Stock.

(c)Adjustments to Restricted Stock. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Restricted Stock shall be immediately subject to the Repurchase Option and be included in the meaning of “Restricted Stock” for all purposes of the Repurchase Option with the same force and effect as the shares of the Restricted Stock presently subject to the Repurchase Option, but only to the extent the Restricted Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Restricted Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

(d)Corporate Transaction. In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to in the Agreement as a “Corporate Transaction”), then the Repurchase Option shall be assigned by the Company to any successor of the Company (or the successor’s parent) in connection with such Corporate Transaction. To the extent that the Repurchase Option remains in effect following such a Corporate Transaction, it shall apply to the new capital stock or other property received in exchange for the Restricted Stock in consummation of the Corporate Transaction, but only to the extent the Restricted Stock is at the time covered by such right. Appropriate adjustments shall be made to the Option Price per share payable upon exercise of the Repurchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, however, that the aggregate Option Price shall remain the same. For the purposes of this Section 6(d): (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(e)Termination of Repurchase Option. Sections 6(a) through 6(d) of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

(f)Escrow of Unvested Restricted Stock. As security for Purchaser’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser’s Restricted Stock upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the closing hereunder, to

Restricted Stock Purchase Agreement

Rod Turner

Page 4 to Exhibit A

deliver to and deposit with the Secretary of the Company or the Secretary’s designee, including the person or entity named in Joint Escrow Instructions (“Escrow Agent”), as Escrow Agent in this transaction, two stock assignments duly endorsed (with date and number of shares blank) in the form attached to this Agreement as an Exhibit, together with a certificate or certificates evidencing all of the Restricted Stock subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser attached to this Agreement as an Exhibit and incorporated by this reference (“Joint Escrow Instructions”), which instructions shall also be delivered to the Escrow Agent at the closing hereunder. Purchaser acknowledges that the Escrow Agent is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that Escrow Agent shall not be liable to any party hereof (or to any other party). Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Escrow Agent resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Purchaser agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

(g)Rights of Purchaser. Subject to the provisions of Sections 6(f), 6(h), 4 and 6(j) in this Agreement, Purchaser shall exercise all rights and privileges of a stockholder of the Company with respect to the Restricted Stock deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Restricted Stock and for the purpose of exercising any voting rights relating to such shares of Restricted Stock, even if some or all of such shares of Restricted Stock have not yet vested and been released from the Repurchase Option.

(h)Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Restricted Stock while the Restricted Stock is subject to the Repurchase Option. After any Restricted Stock has been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Restricted Stock except in compliance with the provisions herein, in the Company’s Bylaws and applicable securities laws. Furthermore, the Restricted Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. Purchaser further acknowledges that Purchaser may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which the Purchaser holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the Purchaser.

(i)Section 83(b) Election. Purchaser understands that, pursuant to Section 83(a) of the Code, the excess of (i) the fair market value of the Restricted Stock as of the date the “substantial risk of forfeiture” of the Restricted Stock lapses over (ii) the amount paid for the Restricted Stock will be taxed as ordinary income earned by Purchaser as of the date of such lapse. In this context, “substantial risk of forfeiture” includes the right of the Company to buy back the Restricted Stock pursuant to the Repurchase Option set forth above. Purchaser understands that Purchaser may elect to be taxed at the time the Restricted Stock is purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days from the date of purchase, a form of which has been provided in connection with this Agreement. Even if the fair market value of the Restricted Stock at the time of the execution of this Agreement equals the amount paid for the Restricted Stock, such 83(b) Election must be made to avoid ordinary income under Section 83(a) of the Code upon the lapse of the substantial risk of forfeiture. Purchaser acknowledges and understands that it is Purchaser’s sole obligation and responsibility to timely file such 83(b) Election, and neither the

Restricted Stock Purchase Agreement

Rod Turner

Page 5 to Exhibit A

Company nor the Company’s legal or financial advisors have any obligation or responsibility with respect to such filing. Purchaser further acknowledges and understands that (A) failure to file such 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser and (B) the foregoing is not intended to constitute tax advice and the Company has directed Purchaser to seek independent advice regarding the applicable provisions of federal, municipal, state or foreign income and non-income tax law. Purchaser assumes all responsibility for filing such 83(b) Election and paying all taxes resulting from such election or, if no 83(b) Election is made, taxes resulting from the lapse of the substantial risk of forfeiture on the Restricted Stock.

(j)Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Restricted Stock of the Company that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(k)No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser’s employment or other service relationship for any reason at any time, with or without cause and with or without notice.

7.MISCELLANEOUS.

(a)Notices. All notices required or permitted hereunder will be in writing (including by email as provided in this Agreement) and will be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by email if sent during normal business hours of the recipient, and if not sent during normal business hours of the recipient, then on the next business day (provided, however, that if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed to not have been given); (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the other party to this Agreement at such party’s address set forth on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other party hereto.

(b)Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

(c)Attorneys’ Fees. The prevailing party in any suit or action hereunder shall be entitled to recover from the losing party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

(d)Governing Law; Dispute Resolution; Venue.

(i)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(ii)Mediation. The Purchaser and Seller (the “parties”) agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in Section [d] below.

Restricted Stock Purchase Agreement

Rod Turner

Page 6 to Exhibit A

(1)Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(2)The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

(3)All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(4)Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first ("Earliest Initiation Date"). The mediation may continue after the commencement of arbitration if the parties so desire.

(5)At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 7(d)(ii)(2) above.

(6)All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

(iii)Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the State of Delaware before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(e)Further Execution. The parties agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f)Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

Restricted Stock Purchase Agreement

Rod Turner

Page 7 to Exhibit A

(g)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[End of Exhibit A to Restricted Stock Purchase Agreement]

Restricted Stock Purchase Agreement

Rod Turner

Page 8 to Exhibit A